Exhibit 10.1
January 17, 2008
Dr. Alain Curaudeau
1785 Fulton Avenue
West Vancouver, British Columbia
V7V 1S8
WITHOUT PREJUDICE
Dear Alain,
We confirm that we have mutually agreed that your employment with QLT will end effective February 29th, 2008.
In consideration of your commitments described below, QLT will pay to you the amounts, and provide to you the benefits, set out in Section 5.2 and 5.3 of the Employment Agreement entered into between you and QLT and dated May 19th, 2000 (the “Employment Agreement”) in the manner described below. The payment of those amounts and the provision of those benefits are subject to certain other obligations set out in the Employment Agreement which expressly survive termination of the Employment Agreement. Until accepted by you, the offer set out in this letter agreement is made on a “without prejudice” basis.
1.	Salary and Benefits to Departure Date. You will receive your regular base salary from the date of this letter up to and including February 29th, 2008. Payment of your base salary will be made at the times and in the same manner as it is presently paid, with the final payment on February 29, 2008.

2.	Payment in Lieu of Future Salary. QLT will pay to you the equivalent of 13 months’ base salary. As you know, under Section 5.3(a) of the Employment Agreement, QLT is permitted to pay that amount as installments over the severance period. Provided you sign and return to us this letter and the attached release on or before the date set out below, this amount will be paid as a lump sum on February 29th, 2008. Otherwise, this amount will be paid in monthly installments and will therefore be subject to the mitigation provisions existing under the Employment Agreement.

3.	Prorated Bonus for Current Year 2008. We have previously advised you that your bonus for 2007 has been determined to be $115,666, which amount will be paid to you on or about February 29, 2008. In connection with the termination of your employment and pursuant to Section 5.3(d)(IV), QLT will pay you $28,091 in lieu of the cash incentive compensation (bonus) that you would have earned for the first two months of 2008.

4.	Health Benefits and Compensation In Lieu. So long as you continue to reside in Canada, QLT will continue all of your health-related benefits, other than short-term and long-term disability, until the earlier of the date you obtain similar benefits from a new employer or 30 days after February 29th, 2008.

As outlined in Section 5.3(b) of your Employment Agreement, on or about March 31, 2008 you will receive, $41,253, being equal to 10% of your base salary in lieu of employee benefit coverage to compensate you for the balance of your severance period. Under the terms of the existing life insurance plan, we want to advise you that you will not be entitled to the full amount of your life insurance and accidental death and disability policies. The value of the life insurance and accidental death and disability policies will be limited by QLT’s insurer at an amount which is less than the amount of insurance that you currently enjoy. Therefore, if you determine that you require coverage in excess of those amounts, you will be responsible to obtain that additional coverage yourself with an insurer of

Alain Curaudeau
January 17, 2008

your choice and at your own cost. Please speak with Human Resources for more information on Benefits Coverage.

5.	Vacation Pay. On February 29th, 2008, QLT will pay to you an amount equal to any then remaining accumulated but unpaid vacation pay to which you may be entitled up to and including February 29, 2008 pursuant to Section 5.3(d)(II) of your Employment Agreement.

6.	Payment in Lieu of RRSP Matching Payment. Pursuant to Section 5.3(d)(III), to compensate you for the RRSP matching payments you would otherwise have been eligible to receive from January 1, 2007 to February 29, 2008, QLT will pay to you an amount equal to Cdn.$10,000.

7.	Stock Options. We consider your departure to be a “termination without cause” for the purpose of the vesting provisions in the stock option agreements previously entered into between you and QLT. The vesting and exercise of any stock options previously granted to you by QLT will be in accordance with the QLT Employee Incentive Stock Option Plan and each of the Stock Option Agreements entered into between you and QLT.

8.	Outplacement Assistance. As provided in your Employment Agreement, QLT will reimburse you for outplacement counseling assistance from a recognized national or international outplacement counseling assistance provider to a maximum of Cdn.$5,000 to assist you in seeking alternate employment. In order to be eligible for reimbursement, such services must be rendered before April 30, 2008.

9.	Expense Reimbursement. As provided in your Employment Agreement, QLT will reimburse you for all reasonable business related expenses properly incurred by you up to and including February 29th, 2008, provided such expenses are in accordance with QLT’s policies and procedures and you maintain and remit to QLT proper accounts and documentation of those expenses upon request.

10.	Confidentiality, IP and Records. You acknowledge and agree that you are currently bound by obligations of confidentiality and other obligations relating to QLT’s intellectual property and records under Section 7 of the Employment Agreement and that such obligations survive the termination of your employment with QLT and the termination of the Employment Agreement. You further acknowledge and agree that, prior to February 29th, 2008, you will return to QLT all records or copies of records concerning QLT’s activities, business interests or investigations made or received by you during your employment with QLT, as well as any other property of QLT.

11.	Non-Competition and Non-Solicit. We remind you that you are bound by the non-competition and non-solicitation restrictions set out in Section 8 of the Employment Agreement and that those restrictions survive the termination of your employment and the Employment Agreement for a period of two years from February 29, 2008.

12.	Goodwill. You will at all times refrain from making any statement or taking any action which may reasonably be expected to have a negative impact on the goodwill, ongoing business, products, management of QLT or its subsidiaries or litigation in which QLT or its subsidiaries may be involved.

13.	Entire Agreement. This letter agreement, the Release referred to below and those provisions of the Employment Agreement which expressly survive the termination of your employment with QLT represent the entire agreement between you and QLT with respect to the termination of your employment and full satisfaction of our obligations to you under the terms of your Employment Agreement and the Change of Control agreement entered into between you and QLT dated February 18, 2003.
All payments referred to above or other payments made by QLT to you pursuant to your Employment Agreement will be subject to reduction for any applicable statutory withholding taxes.

Alain Curaudeau
January 17, 2008

As a condition of QLT making the above payments and providing the above benefits to you, you must sign and return on or before 4:00 p.m. on January 24, 2008:
(a)     this letter agreement;
(b)     the Final Release attached as Appendix A to this letter agreement to acknowledge that, except as expressly set out in the Final Release, QLT has no further obligations to you in respect of the Employment Agreement, Change of Control Agreement or your employment with QLT;
(c)     Appendix B “Post-Employment Restrictions”; and
(d)     Appendix C “Trading QLT Securities After Your Departure”.
If we have not received this letter signed by you on or before 4:00 p.m. on January 24th, 2008, your employment with QLT will still be terminated effective February 29, 2008 but, as set out in paragraph 2 above, we will elect to pay to you the amounts referred to in paragraph 2 in 13 equal monthly installments over the 13 month period following February 29, 2008 subject to your obligations to mitigate as set out in Section 5.5 of your Employment Agreement.
On behalf of QLT, I wish you the best of luck in your future endeavors.
Yours very truly
QLT Inc.
/s/ Linda Lupini
Linda Lupini
Senior Vice President, Human Resources & Organizational Development
In consideration of the payments to be made to me by QLT, I hereby agree to the foregoing terms this 24th day of January, 2008. I also confirm that I have been advised by QLT that I should seek independent legal advice in connection with this letter.
/s/ Alain Curaudeau
Dr. Alain Curaudeau

APPENDIX A
FINAL RELEASE
IN CONSIDERATION OF the terms set out in a letter dated on or about January 17, 2008 from QLT Inc. (“QLT”) to me, a copy of which letter is attached to this Release, effective the date of this Release, I, Alain Curaudeau of 1785 Fulton Avenue, West Vancouver, British Columbia, “Curaudeau” do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about February 29th, 2008, or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, loss of housing allowance benefits, loss of future relocation benefits and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from:
(a)	obligations QLT may have to indemnify Curaudeau from claims by third parties made against him in connection with his position as an employee and officer of QLT, but only if and to the extent that QLT has such an obligation at law, or pursuant to the separate Indemnity Agreement dated April 11, 2003 between QLT and Curaudeau;

(b)	rights, if any, Curaudeau may have under any applicable policy or policies of insurance maintained by QLT, including directors and officers liability insurance; or

(c)	obligations which QLT has to Curaudeau pursuant to the letter dated January 18, 2008 from QLT to Curaudeau.
IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation. I further acknowledge and agree that I have received all wages, overtime pay, vacation pay, general holiday pay, and pay in respect of termination of employment that I am entitled to by virtue of the Employment Standards Act (B.C.) or pursuant to other legislation, and I confirm that there are no overtime pay, other wages or any other entitlements due and owing to me. I further acknowledge that QLT has satisfied its obligations to me under the Human Rights Code of B.C. and that there is no basis for a claim by me against QLT under the Human Rights Code (B.C.).

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with the said conditions as stipulated in the aforementioned letter from QLT.
IT IS FURTHER UNDERSTOOD AND AGREED that Curaudeau will keep all communication relating to this settlement confidential except to discuss the same with his immediate family members, Revenue Agency or as is required to obtain legal and tax advice, to enforce Curaudeau’s rights hereunder in a court of law, or as is required by law.
IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by Curaudeau for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, Curaudeau was advised by QLT of his right to receive independent legal advice.
IN WITNESS WHEREOF this Release has been executed effective the ___day of ___, 2008.

SIGNED, SEALED AND DELIVERED	)
By Dr. Alain Curaudeau in the	)
presence of:	)
	)	(seal)
	)	Dr. Alain Curaudeau
Name	)
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Address	)
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Occupation	)

APPENDIX B
POST- EMPLOYMENT RESTRICTIONS
CONFIDENTIALITY
Confidential Information of QLT — CURAUDEAU acknowledges and agrees that all business and trade secrets and confidential proprietary information which CURAUDEAU has acquired or been given access to during his or her employment with QLT Inc. (“QLT”) relating to the business and affairs of QLT or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT (“QLT Confidential Information”), is the property of QLT.
Confidential Information of Third Parties — CURAUDEAU acknowledges that during the course of his or her employment he/she has been given access to confidential information (“Third Party Confidential Information”) of third parties to whom QLT owes a duty of confidentiality.
Non Disclosure — CURAUDEAU acknowledges and agrees, from the date of the termination of his or her employment that he/she will not, without the express written consent of QLT, disclose any QLT Confidential Information to any other person or party, nor make use of any QLT Confidential Information for any purpose. CURAUDEAU further acknowledges that the period during which the Third Party Confidential Information must be maintained in confidence varies according to the terms of the agreement under which such Third Party Confidential Information was disclosed to QLT and to CURAUDEAU (in his or her capacity as an employee of QLT). Therefore, CURAUDEAU acknowledges and agrees that he/she will not disclose any Third Party Confidential Information to any other person or party, nor make use of any Third Party Confidential Information for any purpose without the express written consent of QLT, which consent QLT may withhold until such time as QLT no longer has an obligation to the owner of that Third Party Confidential Information to maintain the same in confidence.
NON-SOLICIT
Non-solicitation of QLT employees — CURAUDEAU agrees that, without the prior consent of QLT, for a period of two years following termination of his or her employment with QLT, CURAUDEAU will not directly or indirectly solicit any QLT employee for employment by CURAUDEAU or a third party or induce or encourage any individual to leave QLT’s employment.

Initials:

APPENDIX C
Clarification from QLT with respect to the ability to trade QLT securities after your departure, in what would otherwise be a “blackout period” if you were still an employee of QLT.
Securities legislation provides that any person who is in a “special relationship” with a company (employees are included within the definition of persons in a special relationship) may not trade in company securities with knowledge of a material fact or material change in the business or affairs of the company that has not been generally disclosed to the public (and then only after a reasonable period has passed after such disclosure).
Former employees of a company who may acquire knowledge of any material fact or material change while still an employee would be subject to this trading restriction under the securities legislation and would not be permitted to trade until a “reasonable period” had passed following the disclosure to the public of the material fact or change.
Therefore, while the blackout period imposed on employees of QLT at this time would not apply to you after you are no longer employed by QLT, you are still subject to general securities legislation and if you have knowledge of a material fact or material change in the business or affairs of QLT which you acquired while you were an employee of QLT, you should not trade in QLT securities based on this knowledge until the material fact or change has been generally disclosed by QLT to the public and a reasonable period of time (we generally suggest one full day) has passed since such disclosure.
WE REMIND YOU THAT SINCE YOUR EMPLOYMENT WITH QLT DOES NOT END UNTIL FEBRUARY 29, 2008, UNTIL THAT DATE YOU REMAIN SUBJECT TO ALL TRADING BLACK-OUT PERIODS APPLICABLE TO ALL QLT EMPLOYEES; HOWEVER YOU ARE STILL SUBJECT TO LAWS PROHIBITING INSIDER TRADING ON QLT STOCK BASED ON MATERIAL INFORMATION REGARDING QLT. IF YOU PLAN TO TRADE IN QLT STOCK (INCLUDING OPTIONS), AT ANY TIME BEFORE 24 HOURS AFTER QLT HAS PUBLICLY RELEASED ITS YEAR END FINANCIAL RESULTS (WHICH WILL OCCUR IN FEBRUARY 2008), PLEASE CONTACT QLT’S LEGAL DEPARTMENT BEFORE TRADING YOUR STOCK OR OPTIONS FOLLOWING YOUR DEPARTURE.
Securities legislation and regulation are subject to change; the foregoing should not be relied upon as legal advice.